Exhibit 2 - Opinion and Consent of Counsel


August 29, 2001



Lincoln Benefit Life Company
Lincoln Benefit Life Centre
Lincoln, NE  68501-0469

Re:      Lincoln Benefit Life Company
         Post-Effective Amendment No. 6 to Registration Statement on Form S-6 ("Amendment")(File No. 333-47717)

Dear Sirs:

This opinion is furnished in connection with the filing of a Post-Effective Amendment to Registration Statement on Form S-6 ("Amendment") by Lincoln Benefit Life Variable Life Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Individual Variable Universal Life Insurance Policies ("Policies") offered by Lincoln Benefit Life Company ("Lincoln Benefit"). Premiums paid under variable universal life insurance policies offered by Lincoln Benefit may be allocated by Lincoln Benefit to the Separate Account in accordance with the owners' direction with reserves established by Lincoln Benefit to support such Policies.

The Contracts will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Lincoln Benefit and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

1. Lincoln Benefit is a corporation duly organized and validly existing under the laws of the State of Nebraska.

2. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of Lincoln Benefit in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Amendment.


                                           Yours truly,


                                           /s/ William F. Emmons

                                           William F. Emmons
                                           Vice President, Assistant General
                                               Counsel & Assistant Secretary